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                                                                      EXHIBIT 21

                         SUBSIDIARY OF THE REGISTRANT

        The registrant has one subsidiary, Mocksville Savings Bank, Inc., SSB, a North Carolina corporation. The subsidiary does business under its corporate name "Mocksville Savings Bank" and "Mocksville Savings Bank SSB."